Exhibit 1.01

CONFLICT MINERALS REPORT

Overview of Apple’s Commitment to Responsible Sourcing

Apple is committed to responsible sourcing and seeks to ensure that the minerals in its products do not directly or indirectly finance armed conflict or benefit armed groups. As of December 31, 2016—and for the second year in a row—all identified smelters and refiners* in Apple’s supply chain for all current products had participated in an independent third-party conflict minerals audit program for gold, columbite-tantalite (coltan), cassiterite, wolframite, tantalum, tin, and tungsten (collectively, the “Subject Minerals”). Throughout its supply chain, Apple aims to drive industry-leading practices for responsible sourcing, including from high-risk areas such as the Democratic Republic of the Congo and adjoining countries.

Apple urged smelters and refiners to complete the audit process and simultaneously removed those unwilling to participate in an independent third-party conflict minerals audit. Apple goes far beyond legal requirements and has developed a holistic risk assessment tool and made it available industry-wide. Of the 250 identified smelters and refiners of Subject Minerals, 75% have completed this additional risk assessment on issues beyond the scope of current third-party conflict minerals audits. Going forward, Apple plans to continue to encourage smelters and refiners to follow strict guidelines, offering assistance on due diligence requirements, and removing smelters and refiners not willing to comply.

While reaching 100% participation is significant, Apple knows further due diligence measures are needed to improve conditions for people on the ground. To this end, Apple has supported various civil society initiatives in the Democratic Republic of the Congo. Apple also believes that tracking incident reporting is key to supply chain due diligence efforts. In 2016, Apple worked to ensure the review of over 1,300 smelter, refiner, and mine-level reports including human rights and security concerns. Reviewing reports helps suppliers identify and address risks to protect miners and the communities in the supply chain.

As the African Great Lakes Region faces ongoing challenges to secure lasting change, Apple believes that all stakeholders—governments, non-governmental organizations, industries, and local communities—will need to heighten their efforts to implement comprehensive due diligence programs.

*	250 in total as of December 31, 2016.

Details of Apple’s Approach to Responsible Sourcing

Apple Foundational Due Diligence

Apple has driven a steady increase in smelters and refiners (hereinafter, collectively, “smelters”) participating in an independent third-party conflict minerals audit (a “Third Party Audit”). In 2015, Apple reached its goal of 100% participation, and again achieved 100% in 2016. As of December 31, 2016, 96% of smelters in Apple’s supply chain had completed their audit and 4% were in the process of completing one. Apple is closely tracking their progress.

Apple continues to believe Third Party Audits play a significant role in providing assurances that smelters have due diligence systems in place to ensure that their operations and sourcing do not support conflict in the Democratic Republic of the Congo (“DRC”) and adjoining countries. In order to meet the target of 100% participation, Apple continuously works hard to persuade new smelters to join Third Party Audit programs, including assisting many of them in understanding conflict minerals due diligence expectations (see Annex I for further details).

In 2016, 18 new smelters joined a Third Party Audit program and were approved and reported to be in Apple’s supply chain. Apple believes that, among other things, continued pressure on smelters removed from Apple’s supply chain in previous years for not participating in a Third Party Audit led to some smelters joining such programs for the first time in 2016. As a result, those smelters have been reapproved to enter Apple’s supply chain. At the same time, in 2016 Apple directed the removal of 22 smelters not willing to participate in, or complete, a Third Party Audit by Apple’s deadline.

Apple regularly receives conflict minerals related data from its suppliers and works to improve the quality of that data. Apple conducts in-person spot audits to verify the accuracy of reported data and to ensure corrective actions are taken where gaps may exist. Based on the findings from these spot audits and other supplier outreach, Apple has developed training for over 500 suppliers and internal teams, which are now in various stages of implementing such training.

In 2016, Apple provided online and/or in-person training to suppliers on due diligence expectations and practices and related reporting in line with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Due Diligence Guidance”). Apple has also spent significant time educating suppliers on how embargoing materials from the DRC and adjoining countries can stymie progress in protecting human rights. In addition, suppliers found to have gaps in management systems, in data management, or in reporting smelters not meeting Apple’s requirements have received tailored support to address their shortfalls.

As part of its reasonable due diligence, in 2016 Apple sought to improve risk identification efforts by smelters. Based on its 2016 review of public smelter reporting, Apple found in certain instances that smelters did not report on all identified risks or provide specific risk responses in all cases. Apple works to go above and beyond what’s required by law to help smelters report, assess, and mitigate risk in their business practices. Accordingly, Apple developed a new tool—the Risk Readiness Assessment (the “RRA”)—to assess comprehensive risks faced by particular smelters. The RRA includes 24 key metrics necessary in appraising holistic risk in the supply chain.

Apple received RRA responses from 75% of the Subject Minerals smelters in its supply chain in 2016. This work indicated that smelters were more aware of their conflict minerals risks than other areas of risk (see Annex I for further details). Apple has used the results from these RRAs to make sure that smelter risk identification, management, and reporting are further in line with the OECD Due Diligence Guidance.

Apple has leveraged its work on conflict minerals and holistic risk assessment into industry-wide tools. As an active member of the Conflict-Free Sourcing Initiative (the “CFSI”), Apple collaborated with the CFSI to incorporate its supplier audit methodology into an industry-wide, downstream audit program. In addition, Apple donated its supplier training content in-kind to the CFSI, and Apple is also donating its RRA methodology and tool through the Electronic Industry Citizenship Coalition. Apple’s aim is to make these resources available for use across a wider base of suppliers.

Further Due Diligence

Maintaining supply chain accountability is an ongoing challenge when sourcing from conflict regions such as the DRC and adjoining countries. Apple has addressed this challenge by not relying solely on existing sources of information, but instead seeking out new sources within the DRC and adjoining countries. Apple actively seeks to ensure review of mine-level and smelter incident reports potentially related to its supply chain and reported through monitoring systems, non-governmental organizations (“NGOs”), media, and private reports. By looking to both existing and new sources of information, Apple is better able to identify risks as they develop, which Apple believes complements the work of Third Party Audit programs.

Tracking and Addressing Identified Risks

In 2015, Apple began monitoring and reviewing reports generated through the ITRI’s Tin Supply Chain Initiative (“iTSCi”) reporting system, relating to incidents potentially associated with mine sites supplying smelters in the electronics and international supply chain. As reported in Apple’s Conflict Minerals Report for 2015, three of these incidents connected to material linked to smelters reported in Apple’s supply chain involved individuals identified as members or potential members of armed groups. Apple has received assurances that these three incidents ultimately resulted in corrective actions, including sanctions for alleged perpetrators or redress by local authorities.

In 2016, Apple reviewed over 1,300 incidents from iTSCi, local NGOs, and other reports. Through follow-up information provided by iTSCi, NGOs, and the London Bullion Market Association (“LBMA”) to date, Apple has received confirmation that 15 incidents potentially linked to smelters reported in Apple’s supply chain have occurred in which individuals, identified as members or potential members of organizations within the meaning of “armed groups,” as defined in Item 1.01(d)(2) of Form SD, in particular the police in the DRC, the DRC national army, and a Mai Mai group, were alleged to be involved. As of the filing date of this report, not all 2016 incidents have been publicly reported, fully traced to minerals associated with smelters, resolved, or remediated. Through its ongoing incident review process, Apple continues to review these and other incidents and follow up accordingly.

Notwithstanding limitations on its ability to trace minerals and categorically resolve and remediate incidents, Apple has sought to confirm that each of the 15 incidents was followed up on, including, where appropriate, by applicable local authorities. Each of the incidents appears to have involved a variety of different illicit activities, from theft, robbery, illegal taxation, and bribery, to corruption, fraud, and other criminal activity, potentially for personal gain, based on information received to date. In five of these cases, the alleged perpetrators have been sanctioned or the specific incident has otherwise received some level of official redress by the local authorities. In two cases, security and due diligence were improved near mine sites to prevent future risks, and no further security or diligence concerns appear to have been reported. Of the remaining eight cases, five occurred near the end of 2016, and investigations and corrective actions are still in process with respect to these cases. In one case involving illegal taxation, no corrective actions were specifically taken due to a lack of local stakeholder engagement to resolve the issue, and further actions appear to be needed at the DRC national level to mitigate the risk in the future. Finally, in the two other cases, each involving gold, review by the LBMA is still ongoing with relevant supply chain actors to clarify incident details, supply chain linkage, and appropriate or required corrective actions.

More generally, Apple continues to be actively engaged with relevant stakeholders to better understand the incident reports and how they are addressed, including, where appropriate, by applicable local authorities. However, with respect to the 15 incidents identified, Apple has not, to date, been able to determine whether specific minerals were included in Apple’s products. The challenges with tracking specific mineral quantities through the supply chain currently continue to prevent the traceability of any specific mineral shipment through the entire manufacturing process.

Of the 2016 incidents that were monitored and closed by iTSCi, 20% were addressed through improvements in governance and security, which included arrests and prosecution of perpetrators as well as other actions taken by local authorities, such as steps to reduce corruption. With respect to other 2016 incidents that were monitored and closed, 7% were addressed through human rights or health and safety risk mitigation, including repayment to miners or families for damages. In 3% of closed incidents, mines, companies, or minerals were actually suspended or seized, which demonstrates the extent to which responsible sourcing requirements impact businesses. Moreover, due diligence improvements, covering everything from administrative corrections to changes in company sourcing practices, represented 41% of all 2016 monitored and closed incidents, and such steps demonstrate the continuous improvement occurring along the supply chain.

In some cases, there may be incidents that are not fully addressed despite ongoing monitoring and resolution efforts. Apple understands that unresolved incidents may be due to a variety of factors, such as the lack of engagement by local authorities, stakeholders, or supply chain actors, or in some cases due to lack of international agreement on the disposal of seized minerals. In the cases where supply chain actors that are linked to issues have not taken recommended actions to reasonably and systematically address identified risks, Apple has been informed that these supply chain actors are warned by relevant stakeholders and ultimately may be suspended by the DRC government or iTSCi program. Apple continues to engage with both iTSCi and local authorities to ensure all risks are addressed. However, follow-up efforts require broader and more systematic engagement by other stakeholders in the supply chain to be fully effective.

Action Toward Risk Prevention and Mitigation

In 2016, Apple further developed a process to identify, categorize, and follow up on alleged incidents potentially connected to smelters in Apple’s supply chain. Apple worked directly with the Responsible Jewellery Council (“RJC”), LBMA, and CFSI to test new and existing OECD-aligned processes for investigating and resolving these alleged incidents. Apple continues to work with third-party grievance channels to clarify processes for following up on these incidents and ensuring, where necessary, responsible corrective actions are taken (see Annex I for further details). Apple intends to work with smelters and third parties to continue developing the necessary practices for resolving any credible incidents in a timely manner. Apple expects these practices to include public reporting on proactive risk identification and reactive risk resolutions.

Apple’s further due diligence also includes supporting various civil society initiatives on the ground. In 2016, Apple supported programs to expand whistleblowing and monitoring networks in several new provinces of the DRC that empower the general public to report conflict or serious human rights issues. Additionally, Apple supported the Public Private Alliance for Responsible Minerals Trade, which has selected International Peace Information Service to test oversight of two major gold trading hubs.

In 2016, Apple continued its commitment to responsible sourcing of artisanal gold. Apple participated in the Responsible Artisanal Gold Solutions Forum (“RAGS”). Through the Partnership Africa Canada’s Just Gold project, and in collaboration with RAGS, Apple is supporting efforts to overcome challenges in exporting responsible artisanal gold from the DRC to a major gold refiner. Separately, Apple has continued to engage gold industry stakeholders, including banking and jewelry industry groups, to encourage strong leadership on responsible sourcing from these key gold users.

Risk Mitigation and Future Due Diligence Measures

Apple will continue to seek responsible sourcing of conflict minerals throughout its supply chain. Without constant improvements to due diligence practices, any strides forward in human rights and better working conditions can evaporate relatively quickly. Apple is committed to not letting that happen. Going forward, in order to improve due diligence and mitigate and address systemic risks in conflict minerals sourcing, Apple intends to:

•	Continue to seek qualitative improvements in supplier and smelter due diligence of conflict minerals.

•	Broaden participation rates and depth of smelter risk identification and risk reporting.

•	Continue collaborating with various stakeholders for improvement in tracking and addressing incidents and greater accountability in the conflict minerals sector.

•	Support smelters and third-party organizations to advance addressing and resolving relevant incidents.

Determination

Based on the information provided by Apple’s suppliers and its own due diligence efforts through December 31, 2016 (see Annex I), Apple believes that the facilities that may have been used to process the Subject Minerals in Apple’s products include the smelters listed in Annex II. Through the smelter identification and validation process, Apple has identified a total of 311 smelters as potential sources of Subject Minerals that, initially, were believed to have been in its supply chain at some point during 2016 (see Annex II). Of the 311 smelters:

•	250 smelters were determined to be in Apple’s Subject Minerals supply chain as of December 31, 2016;
•	15 smelters were subsequently found to be inoperative during 2016; and
•	46 smelters were removed and no longer reported in Apple’s supply chain as of December 31, 2016.

Of the 46 removed smelters:

•

24 had been reported and confirmed removed from Apple’s supply chain in previous Apple Conflict Minerals Reports and, following initial supplier reporting of these smelters again in 2016, were re-removed during the year; and

•	22 were newly removed in 2016 at Apple’s request.

Of these 22 newly removed smelters:

•	8 had been previously participating and previously reported but subsequently stopped participating in a Third Party Audit program; and
•	14 were newly identified and reported to Apple in 2016.

Apple’s reasonable country of origin inquiry is based on Third Party Audit information and, to the extent that country of origin information has not been audited, additional information collected by it and others. To the extent reasonably possible, Apple has documented the country of origin of identified smelters based on information received through the CFSI’s Third Party Audit program—the Conflict-Free Smelter Program (the “CFSP”), the LBMA, surveys of smelters, and/or third-party reviews of publicly available information. However, some country of origin information has not been audited by a third-party because, among other reasons, applicable smelters have gone out of operation before completing a Third Party Audit, smelters have not gone through a Third Party Audit, or the particular Third Party Audit program has not yet required reporting of country of origin information from all smelters. Therefore, Apple does not have sufficient information to conclusively determine the countries of origin of the Subject Minerals in all of its products; however, based on the information provided by Apple’s suppliers and smelters, as well as from the CFSP, LBMA, and other sources, Apple believes that the Subject Minerals contained in its products originate from the countries listed in Annex III, as well as from recycled and scrap sources.

Of all of the smelters of Subject Minerals identified for 2016, Apple found no reasonable basis for concluding that any such smelter sourced Subject Minerals that directly or indirectly finance or benefit armed groups. Of the 35 smelters known to be sourcing from the DRC or an adjoining country, all participated in a Third Party Audit. The foregoing does not include smelters indirectly sourcing from the DRC or adjoining countries by acquiring Subject Minerals from these 35 smelters. Of the 35 smelters:

•

33 smelters have undergone a Third Party Audit involving the review of the smelter’s traceability of Subject Minerals, in addition to a validation of its due diligence systems and country of origin information;

•	One smelter was audited with respect to its due diligence systems and Apple has requested that the Third Party Audit program have country of origin information audited by next calendar year; and
•

One smelter did not finish its Third Party Audit, due to intermittent operations throughout the year preventing it from meeting requirements for validation of corrective actions and the completion of the audit process. As a result, Apple required the removal of this smelter from its supply chain until such time as the auditor is able to complete the Third Party Audit.

About This Report

The report has been prepared pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1 to December 31, 2016.

This report relates to the process undertaken for Apple products that were manufactured, or contracted to be manufactured, during 2016 and that contain Subject Minerals.

These products are Apple’s iPhone®, iPad®, Mac®, iPod®, Apple TV®, Apple Watch®, AirPods™, Beats® products, displays, and Apple accessories. Third-party products that Apple retails but that it does not manufacture or contract to manufacture are outside of the scope of this report. The smelters identified in this report include smelters producing service or spare parts contract manufactured in 2016 for use in connection with the subsequent service of previously sold products, including products serviced in subsequent years using those parts. This report does not include smelters of tantalum, tin, tungsten, and gold included in end-of-life service parts for products that Apple no longer manufactures or contracts to manufacture.

This report’s use of the term “smelters” refers to the facilities (i.e., a smelter or refiner) processing primary Subject Minerals to retail purity. Apple suppliers have in some cases reported smelters that Apple believes are not operational or may have been misidentified as smelters. As a result, Apple continues to conduct independent research on smelters and to work with suppliers throughout its supply chain to re-validate, improve, and refine their reported information, taking into account supply chain fluctuations and other changes in status or scope and relationships over time. “Identified” smelters are those that (i) have been reported in supplier surveys, (ii) Apple believes are currently operational, were operational at some point during the applicable year or, while inoperative, were capable of re-engagement with minimal delay or effort, and (iii) otherwise meet the definition of a smelter. As part of its reasonable country of origin inquiry, Apple concluded that several processing facilities are using only recycled material. Facilities that process only secondary materials (i.e., scrap or recycled material) are excluded from the scope of this report, except where the entity has undergone a Third Party Audit and is otherwise identified in Annex II.

Participating smelters are those that have agreed to participate in, or have been found compliant with, the CFSP or cross-recognized independent third-party conflict minerals audit programs confirming their conflict minerals sourcing practices. Such programs may also include audits of traceability requirements, conformity with OECD Due Diligence Guidance, management systems, and/or risk assessments. Cross-recognized independent third-party conflict minerals audit programs include the LBMA’s Responsible Gold Program and the RJC’s Chain-of-Custody Certification. Throughout this report, the audits by these programs are included in references to “Third Party Audit” programs.

This report includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “expects,” “plans,” “intends,” “will,” “may,” and similar terms. Forward-looking statements are not guarantees of future performance. Apple assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Subsequent events may affect Apple’s future determinations under Rule 13p-1.

ANNEX I†

Design of Due Diligence

Apple designed its due diligence measures to conform to the OECD Due Diligence Guidance.

2016 Due Diligence Measures Performed:

1.

Apple required relevant suppliers to source from smelters that have participated in an independent Third Party Audit program. As such, Apple identified smelters that did not meet this requirement and informed relevant suppliers of these smelters. Apple conducted outreach to smelters not yet participating in a Third Party Audit program, and participating smelters appearing to delay the completion of their Third Party Audits, to request their timely participation and completion of an audit in order to meet this requirement.

2.

Apple encouraged improved monitoring and transparent tracking of incidents, in order to determine whether reported smelters, identified as potentially sourcing Subject Minerals from the DRC or adjoining countries, may be associated with armed groups.

a)

Apple compared information provided by the CFSP against other publicly available information. This publicly available information included investigation reports from NGOs and international organizations that have conducted investigations on individuals and companies associated with armed groups.

b)

Apple provided a methodology from its 2015 iTSCi incident review process and supported the development of a joint incident review process between CFSI and iTSCi in 2016. Apple analyzed CFSI’s review of 2016 iTSCi incidents to identify which reports related to potential armed group interference in applicable mineral supply chains, whether these incidents had been followed up and addressed, and whether the incidents could be linked to smelters in Apple’s tin, tantalum, or tungsten supply chains.

c)

Apple identified and tracked available local NGO reports from the DRC related to mine site incidents to supplement the iTSCi incident collection process and verify coverage of the iTSCi monitoring system. The review identified only six incidents that had not been monitored by iTSCi, and Apple accordingly took steps to make sure that incidents relevant to the iTSCi system were in fact included and followed up by the iTSCi’s incident monitoring process.

†	Certain terms used in this Annex are defined in the report.

3.	Apple encouraged and made suggestions to Third Party Audit programs to improve their programs and to test and develop new and existing grievance channels.

a)

In 2015, Apple commissioned a third-party consultant to identify whether reported gold refiners may have been associated with armed groups. In 2016, Apple conducted due diligence to further assess the accuracy of allegations presented and, as applicable, to review relevant documentation supportive of specific allegations. Apple has shared and will continue to share results of its investigation with Third Party Audit programs that are certifying the due diligence of such gold refiners to ensure follow-up and resolution through appropriate third-party grievance channels.

b)

In connection with item 2(c) above, Apple followed up on identified incidents from local NGO reports in the gold supply chain through the LBMA to determine what, if any, corrective actions had occurred. LBMA’s investigation into these incidents is still ongoing.

c)	In addition to testing grievance channels, Apple contributed to the OECD process to better align the systems, processes, and protocols of Third Party Audit programs.

4.

Apple conducted a secondary review of OECD Due Diligence Guidance “Step 5” reporting (namely, with respect to reporting annually on supply chain due diligence), on a test basis, by certain smelters in its supply chain to assess the quality of how smelters are reporting and addressing risks. Apple also requested additional smelter reporting on a broader set of risks from all reported smelters through Apple’s own Risk Readiness Assessment.

ANNEX II†

Smelter List

List 1: Smelters reported in Apple’s Supply Chain as of December 31, 2016.

#	Subject Mineral	Facility Name of Smelter	Country Location of Smelter

1	Gold	Advanced Chemical Co.*	United States

2	Gold	Aida Chemical Industries Co., Ltd.	Japan

3	Gold	Allgemeine Gold-und Silberscheideanstalt AG	Germany

4	Gold	Almalyk Mining and Metallurgical Complex	Uzbekistan

5	Gold	AngloGold Ashanti Córrego do Sítio Mineraçäo	Brazil

6	Gold	Argor-Heraeus S.A.	Switzerland

7	Gold	Asahi Pretec Corp.*	Japan

8	Gold	Asahi Refining Canada Ltd.	Canada

9	Gold	Asahi Refining USA Inc.	United States

10	Gold	Asaka Riken Co., Ltd.*	Japan

11	Gold	AU Traders and Refiners	South Africa

12	Gold	Aurubis AG	Germany

13	Gold	Bangalore Refinery	India

14	Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines

15	Gold	Boliden AB	Sweden

16	Gold	C. Hafner GmbH + Co. KG	Germany

17	Gold	CCR Refinery – Glencore Canada Corp.	Canada

18	Gold	Cendres + Métaux S.A.	Switzerland

19	Gold	Chimet S.p.A.	Italy

20	Gold	Daejin Indus Co., Ltd.**	Republic of Korea

†	Certain terms used in this Annex are defined in the report.

21	Gold	Daye Non-Ferrous Metals Mining Ltd.	China

22	Gold	Doduco GmbH*	Germany

23	Gold	Dowa*	Japan

24	Gold	DSC (Do Sung Corp.)	Republic of Korea

25	Gold	Eco-System Recycling Co., Ltd.*	Japan

26	Gold	Elemetal Refining LLC**	United States

27	Gold	Emirates Gold DMCC	United Arab Emirates

28	Gold	Geib Refining Corp.	United States

29	Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China

30	Gold	Heimerle + Meule GmbH	Germany

31	Gold	Heraeus Ltd. Hong Kong	China

32	Gold	Heraeus Precious Metals GmbH & Co. KG	Germany

33	Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China

34	Gold	Ishifuku Metal Industry Co., Ltd.	Japan

35	Gold	Istanbul Gold Refinery	Turkey

36	Gold	Japan Mint	Japan

37	Gold	Jiangxi Copper Co., Ltd.	China

38	Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russia

39	Gold	JSC UralElectromed	Russia

40	Gold	JX Nippon Mining & Metals Co., Ltd.	Japan

41	Gold	Kazzinc	Kazakhstan

42	Gold	Kennecott Utah Copper LLC	United States

43	Gold	KGHM Polska Miedź Spółka Akcyjna	Poland

44	Gold	Kojima Chemicals Co., Ltd.*	Japan

45	Gold	Kyrgyzaltyn JSC	Kyrgyzstan

46	Gold	LS-NIKKO Copper Inc.	Republic of Korea

47	Gold	Materion*	United States

48	Gold	Matsuda Sangyo Co., Ltd.	Japan

49	Gold	Metalor Technologies (Hong Kong) Ltd.	China

50	Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore

51	Gold	Metalor Technologies (Suzhou) Ltd.	China

52	Gold	Metalor Technologies S.A.	Switzerland

53	Gold	Metalor USA Refining Corp.	United States

54	Gold	Metalúrgica Met-Mex Peñoles S.A. de C.V.	Mexico

55	Gold	Mitsubishi Materials Corp.	Japan

56	Gold	Mitsui Mining and Smelting Co., Ltd.	Japan

57	Gold	MMTC-PAMP India Pvt., Ltd.	India

58	Gold	Moscow Special Alloys Processing Plant	Russia

59	Gold	Nadir Metal Rafineri San. Ve Tic A.Ş.	Turkey

60	Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan

61	Gold	Nihon Material Co., Ltd.	Japan

62	Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria

63	Gold	Ohura Precious Metal Industry Co., Ltd.*	Japan

64	Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plan” (OJSC Krastsvetmet)	Russia

65	Gold	OJSC Novosibirsk Refinery	Russia

66	Gold	PAMP S.A.	Switzerland

67	Gold	Prioksky Plant of Non-Ferrous Metals	Russia

68	Gold	PT Aneka Tambang (Persero) Tbk	Indonesia

69	Gold	PX Précinox S.A.	Switzerland

70	Gold	Rand Refinery (Pty) Ltd.	South Africa

71	Gold	Republic Metals Corp.	United States

72	Gold	Royal Canadian Mint	Canada

73	Gold	Samduck Precious Metals*	Republic of Korea

74	Gold	SAXONIA Edelmetalle GmbH*	Germany

75	Gold	Schone Edelmetaal B.V.	Netherlands

76	Gold	SEMPSA Joyería Platería S.A.	Spain

77	Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China

78	Gold	Sichuan Tianze Precious Metals Co., Ltd.	China

79	Gold	Singway Technology Co., Ltd.*	Taiwan

80	Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russia

81	Gold	Solar Applied Materials Technology Corp.	Taiwan

82	Gold	Sumitomo Metal Mining Co., Ltd.	Japan

83	Gold	T.C.A. S.p.A.	Italy

84	Gold	Tanaka Kikinzoku Kogyo K.K.	Japan

85	Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China

86	Gold	Tokuriki Honten Co., Ltd.	Japan

87	Gold	Torecom*	Republic of Korea

88	Gold	Umicore Brasil Ltda.	Brazil

89	Gold	Umicore Precious Metals Thailand	Thailand

90	Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium

91	Gold	United Precious Metal Refining Inc.*	United States

92	Gold	Valcambi S.A.	Switzerland

93	Gold	Western Australian Mint trading as The Perth Mint	Australia

94	Gold	Wieland Edelmetalle GmbH*	Germany

95	Gold	Yamamoto Precious Metal Co., Ltd.*	Japan

96	Gold	Yokohama Metal Co., Ltd.*	Japan

97	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corp.	China

98	Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China

99	Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China

100	Tantalum	Conghua Tantalum and Niobium Smeltry	China

101	Tantalum	D Block Metals LLC	United States

102	Tantalum	Duoluoshan	China

103	Tantalum	Exotech Inc.	United States

104	Tantalum	F&X Electro-Materials Ltd.	China

105	Tantalum	FIR Metals & Resource Ltd.	China

106	Tantalum	Global Advanced Metals Aizu	Japan

107	Tantalum	Global Advanced Metals Boyertown	United States

108	Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China

109	Tantalum	H.C. Starck Co., Ltd.	Thailand

110	Tantalum	H.C. Starck Hermsdorf GmbH	Germany

111	Tantalum	H.C. Starck Inc.	United States

112	Tantalum	H.C. Starck Ltd.	Japan

113	Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany

114	Tantalum	H.C. Starck Tantalum and Niobium GmbH, Goslar	Germany

115	Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China

116	Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China

117	Tantalum	Jiangxi Tuohong New Raw Material	China

118	Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China

119	Tantalum	Jiujiang Nonferrous Metals Smelting Corp., Ltd.	China

120	Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China

121	Tantalum	Kemet Blue Metals	Mexico

122	Tantalum	Kemet Blue Powder	United States

123	Tantalum	King-Tan Tantalum Industry Ltd.	China

124	Tantalum	LSM Brasil S.A.	Brazil

125	Tantalum	Metallurgical Products India Pvt., Ltd.	India

126	Tantalum	Mineração Taboca S.A.	Brazil

127	Tantalum	Mitsui Mining & Smelting	Japan

128	Tantalum	Molycorp Silmet A.S.	Estonia

129	Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China

130	Tantalum	Plansee SE Liezen**	Austria

131	Tantalum	Plansee SE Reutte**	Austria

132	Tantalum	Power Resources Ltd.	Malta

133	Tantalum	QuantumClean*	United States

134	Tantalum	Resind Indústria e Comércio Ltda.	Brazil

135	Tantalum	RFH Tantalum Smeltry Co., Ltd.	China

136	Tantalum	Solikamsk Magnesium Works OAO	Russia

137	Tantalum	Taki Chemicals	Japan

138	Tantalum	Telex Metals	United States

139	Tantalum	Tranzact Inc.*	United States

140	Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan

141	Tantalum	XinXing Haorong Electronic Material Co., Ltd.	China

142	Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China

143	Tantalum	Zhuzhou Cemented Carbide Group Corp., Ltd.	China

144	Tin	Alpha	United States

145	Tin	An Vinh Joint Stock Mineral Processing Co.	Vietnam

146	Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China

147	Tin	China Tin Group Co., Ltd.	China

148	Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil

149	Tin	CV Ayi Jaya	Indonesia

150	Tin	CV Dua Sekawan	Indonesia

151	Tin	CV Gita Pesona	Indonesia

152	Tin	CV Serumpun Sebalai	Indonesia

153	Tin	CV Tiga Sekawan	Indonesia

154	Tin	CV United Smelting	Indonesia

155	Tin	CV Venus Inti Perkasa	Indonesia

156	Tin	Dowa	Japan

157	Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Co.	Vietnam

158	Tin	Elmet S.L.U. (Metallo Group)	Spain

159	Tin	EM Vinto	Bolivia

160	Tin	Fenix Metals	Poland

161	Tin	Gejiu Kai Meng Industry and Trade LLC	China

162	Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China

163	Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China

164	Tin	Guanyang Guida Nonferrous Metal Smelting Plant	China

165	Tin	HuiChang Hill Tin Industry Co., Ltd.	China

166	Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China

167	Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil

168	Tin	Malaysia Smelting Corp. (MSC)	Malaysia

169	Tin	Melt Metais e Ligas S.A.	Brazil

170	Tin	Metallic Resources Inc.*	United States

171	Tin	Metallo-Chimique N.V.	Belgium

172	Tin	Mineração Taboca S.A.	Brazil

173	Tin	Minsur	Peru

174	Tin	Mitsubishi Materials Corp.*	Japan

175	Tin	O.M. Manufacturing (Thailand) Co., Ltd.*	Thailand

176	Tin	O.M. Manufacturing Philippines Inc.	Philippines

177	Tin	Operaciones Metalurgical S.A.	Bolivia

178	Tin	PT Aries Kencana Sejahtera	Indonesia

179	Tin	PT Artha Cipta Langgeng	Indonesia

180	Tin	PT ATD Makmur Mandiri Jaya	Indonesia

181	Tin	PT Babel Inti Perkasa	Indonesia

182	Tin	PT Bangka Prima Tin	Indonesia

183	Tin	PT Bangka Tin Industry	Indonesia

184	Tin	PT Belitung Industri Sejahtera	Indonesia

185	Tin	PT Bukit Timah	Indonesia

186	Tin	PT Cipta Persada Mulia	Indonesia

187	Tin	PT DS Jaya Abadi	Indonesia

188	Tin	PT Eunindo Usaha Mandiri	Indonesia

189	Tin	PT Inti Stania Prima	Indonesia

190	Tin	PT Kijang Jaya Mandiri	Indonesia

191	Tin	PT Mitra Stania Prima	Indonesia

192	Tin	PT Panca Mega Persada	Indonesia

193	Tin	PT Prima Timah Utama	Indonesia

194	Tin	PT Refined Bangka Tin	Indonesia

195	Tin	PT Sariwiguna Binasentosa	Indonesia

196	Tin	PT Stanindo Inti Perkasa	Indonesia

197	Tin	PT Sukses Inti Makmur	Indonesia

198	Tin	PT Sumber Jaya Indah	Indonesia

199	Tin	PT Timah (Persero) Tbk Kundur	Indonesia

200	Tin	PT Timah (Persero) Tbk Mentok	Indonesia

201	Tin	PT Tinindo Inter Nusa	Indonesia

202	Tin	PT Tommy Utama	Indonesia

203	Tin	Resind Indústria e Comércio Ltda.	Brazil

204	Tin	Rui Da Hung	Taiwan

205	Tin	Soft Metais Ltda.	Brazil

206	Tin	Thaisarco	Thailand

207	Tin	VQB Mineral and Trading Group JSC	Vietnam

208	Tin	White Solder Metalurgia e Mineração Ltda.	Brazil

209	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China

210	Tin	Yunnan Tin Co., Ltd.	China

211	Tungsten	A.L.M.T. Tungsten Corp.	Japan

212	Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam

213	Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China

214	Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China

215	Tungsten	FuJian JinXin Tungsten Co., Ltd.	China

216	Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China

217	Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China

218	Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China

219	Tungsten	Global Tungsten & Powders Corp.	United States

220	Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China

221	Tungsten	H.C. Starck Smelting GmbH	Germany

222	Tungsten	H.C. Starck Smelting GmbH & Co. KG*	Germany

223	Tungsten	Hunan Chenzhou Mining Co., Ltd.	China

224	Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China

225	Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China

226	Tungsten	Hydrometallurg JSC	Russia

227	Tungsten	Japan New Metals Co., Ltd.	Japan

228	Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

229	Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China

230	Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China

231	Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China

232	Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	China

233	Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China

234	Tungsten	Kennametal Fallon	United States

235	Tungsten	Kennametal Huntsville	United States

236	Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China

237	Tungsten	Moliren Ltd.	Russia

238	Tungsten	Niagara Refining LLC	United States

239	Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam

240	Tungsten	Philippine Chuangxin Industrial Co., Inc.*	Philippines

241	Tungsten	South-East Nonferrous Metal Co., Ltd. of Hengyang City	China

242	Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam

243	Tungsten	Unecha Refractory Metals Plant	Russia

244	Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Vietnam

245	Tungsten	Wolfram Bergbau und Hütten AG	Austria

246	Tungsten	Woltech Korea Co., Ltd.	Republic of Korea

247	Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China

248	Tungsten	Xiamen Tungsten Co., Ltd.	China

249	Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China

250	Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China

List 2: Smelters identified in Apple’s Supply Chain during 2016, but subsequently determined to be inoperative or removed prior to December 31, 2016.

#	Subject Mineral	Facility Name of Smelter	Country Location of Smelter

1	Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates

2	Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey

3	Gold	Caridad	Mexico

4	Gold	Gansu Seemine Material High-Tech Co., Ltd.	China

5	Gold	Guangdong Jinding Gold Ltd.	China

6	Gold	Gujarat Gold Centre	India

7	Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China

8	Gold	Hunan Chenzhou Mining Group Co., Ltd.	China

9	Gold	Hwasung CJ Co., Ltd.	Republic of Korea

10	Gold	Kazakhmys Smelting LLC	Kazakhstan

11	Gold	Korea Zinc Co., Ltd.	Republic of Korea

12	Gold	L’azurde Co. For Jewelry	Saudi Arabia

13	Gold	Lingbao Gold Co., Ltd.	China

14	Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China

15	Gold	Luoyang Zijin Yinhui Metal Smelting Co., Ltd.	China

16	Gold	Modeltech Sdn Bhd	Malaysia

17	Gold	Morris and Watson	New Zealand

18	Gold	OJSC Kolyma Refinery	Russia

19	Gold	Penglai Penggang Gold Industry Co., Ltd.	China

20	Gold	Remondis Argentia B.V.	Netherlands

21	Gold	SAAMP	France

22	Gold	Sabin Metal Corp.	United States

23	Gold	SAFINA A.S.	Czech Republic

24	Gold	Sai Refinery	India

25	Gold	Samwon Metals Corp.	Republic of Korea

26	Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China

27	Gold	Tongling Nonferrous Metals Group Holdings Co., Ltd.	China

28	Gold	TOO Tau-Ken-Altyn	Kazakhstan

29	Gold	Yantai Guoda Safina High-Advanced Refining Co., Ltd.	China

30	Gold	Yunnan Copper Industry Co., Ltd.	China

31	Tantalum	Hi-Temp Specialty Metals Inc.	United States

32	Tin	An Thai Minerals Co., Ltd.	Vietnam

33	Tin	CNMC (Guangxi) PGMA Co., Ltd.	China

34	Tin	Estanho de Rondônia S.A.	Brazil

35	Tin	Gejiu Fengming Metallurgy Chemical Plant**	China

36	Tin	Gejiu Jinye Mineral Co., Ltd.**	China

37	Tin	Gejiu Zi-Li	China

38	Tin	Huichang Jinshunda Tin Co., Ltd.	China

39	Tin	Modeltech Sdn Bhd	Malaysia

40	Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	China

41	Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Co.	Vietnam

42	Tin	Phoenix Metal Ltd.**	Rwanda

43	Tin	PT Bangka Timah Utama Sejahtera	Indonesia

44	Tin	PT BilliTin Makmur Lestari	Indonesia

45	Tin	PT Justindo	Indonesia

46	Tin	PT Karimun Mining	Indonesia

47	Tin	PT O.M. Indonesia**	Indonesia

48	Tin	PT Seirama Tin Investment	Indonesia

49	Tin	PT Timah Nusantara	Indonesia

50	Tin	PT Tirus Putra Mandiri	Indonesia

51	Tin	PT Wahana Parkit Jaya	Indonesia

52	Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Co.	Vietnam

53	Tungsten	ACL Metais Eireli	Brazil

54	Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	China

55	Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China

56	Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China

57	Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	China

58	Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	China

59	Tungsten	Jiangxi Minmetals Gao’ an Non-ferrous Metals Co., Ltd.	China

60	Tungsten	Pobedit JSC	Russia

61	Tungsten	Sanher Tungsten Vietnam Co., Ltd.	Vietnam

Note: Smelter facility names originate from information provided by the LBMA and/or the CFSP. Some smelters that are no longer reported in Apple’s supply chain may currently be participating in a Third Party Audit. Smelters that completed a Third Party Audit will be approved for Apple’s supply chain; otherwise, such smelters will be removed from Apple’s supply chain.

* The smelter is believed to process Subject Minerals solely from recycled or scrap sources. It is listed alongside smelters in this Annex to highlight its efforts to complete a Third Party Audit. Other smelters determined to be processing Subject Minerals solely from recycled or scrap sources reported to be in Apple’s supply chain, which have not undergone a Third Party Audit or which are not seeking to participate in a Third Party Audit, are not listed.

** The smelter has changed its compliance or operational status since December 31, 2016, which change in status may result in approval for Apple’s supply chain (in the case of completion of a Third Party Audit) or in a determination to remove such smelter from Apple’s supply chain (in the case of the inability or unwillingness to participate or complete a Third Party Audit).

ANNEX III

Argentina
Armenia
Australia
Austria
Azerbaijan
Bolivia
Botswana
Brazil
Burkina Faso
Burundi*
Cambodia
Canada
Chile
China
Colombia
Côte D’Ivoire
Democratic Republic of the Congo*
Dominican Republic
Ecuador
Egypt
Ethiopia
Finland
France
Georgia

Ghana
Guinea
Guyana
India
Indonesia
Japan
Kazakhstan
Kenya
Kyrgyz Republic
Laos
Liberia
Madagascar
Malaysia
Mali
Mauritania
Mauritius
Mongolia
Morocco
Mozambique
Myanmar
Namibia
Nigeria
Papa New Guinea
Paraguay

Peru
Philippines
Poland
Portugal
Russia
Rwanda*
Sierra Leone
South Africa
Spain
Suriname
Sweden
Tajikistan
Tanzania*
Thailand
Turkey
United States
Uzbekistan
Venezuela
Vietnam
Zambia*
Zimbabwe

* The DRC or Adjoining Countries